Exhibit 10.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

a Delaware limited partnership

THIS FIRST AMENDMENT (this “Amendment”) to the Amended and Restated Limited Partnership Agreement of NexPoint Real Estate Finance Operating Partnership, L.P. (the “Partnership”), dated as of [•], 2020, is entered into by NexPoint Real Estate Finance OP GP, LLC, a Delaware limited liability company (the “General Partner”) on behalf of the Partnership pursuant to its agreement of limited partnership (as now or hereafter amended, restated, modified, supplemented, or replaced, the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement, unless the context shall otherwise require.

WHEREAS, the Partnership was formed on June 7, 2019 and the original agreement of limited partnership of the Partnership (the “Original Agreement”) was entered into between the Initial General Partner and the Initial Limited Partner dated as of June 10, 2019;

WHEREAS, the Original Agreement was amended and restated as of February 11, 2020 by the parties to the Original Agreement and the other parties to such amendment and restatement;

WHEREAS, Section 4.2 of the Agreement authorizes the General Partner, following the direction and approval of the Board of Directors, to cause the Partnership to issue additional Partnership Interests in one or more classes, or one or more series of any of such classes, or otherwise with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests, all as shall be determined by the General Partner (following the direction and approval of the Board of Directors) subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; and

WHEREAS, the General Partner desires to (a) set forth the designations, rights, powers, preferences and duties and other terms of the Series A Preferred Units (as

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hereinafter defined in Annex A attached hereto); and (b) cause the Partnership, following direction and approval of the Board of Directors, to issue to NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), the Series A Preferred Units in exchange for a contribution by the Company of the net proceeds from its offering of Series A Preferred Stock of the Company; and

WHEREAS, the General Partner also desires to (a) amend and restate Exhibit A to the Agreement to reflect issuances and transfers of Common Units, admissions of Limited Partners and additional Capital Contributions and (b) amend the Agreement such that the General Partner may hereafter amend and restate Exhibit A, without direction and approval of the Board of Directors, to reflect changes to the information set forth therein if such changes have previously been approved by the General Partner and the Board of Directors; and

WHEREAS, in accordance with Sections 4.2, 12.2, 12.3 and 14.1 of the Agreement, the General Partner has issued the Common Units and the Series A Preferred Units, admitted Limited Partners, and prepared and approved this Amendment, in each case following the direction and approval of the Board of Directors.

NOW THEREFORE, the General Partner, following the direction and approval of the Board of Directors, amends the Agreement as follows:

AGREEMENTS

Section 1. Terms and Conditions of Series A Preferred Units. The Agreement is hereby amended by the addition of a new annex thereto, entitled Annex A, in the form attached hereto, which sets forth the designations, allocations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, and any other special rights, powers and duties and other terms of the Series A Preferred Units and which shall be made a part of the Agreement.

Section 2. Construction. The Series A Preferred Units have been created and are being issued in conjunction with the Company’s issuance and sale of Series A Preferred Stock, and as such, the Series A Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series A Preferred Stock, all such that the economic interests of the Series A Preferred Units and the Series A Preferred Stock are substantially identical, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex A, shall be interpreted in a fashion consistent with this intent.

Section 3. Amendment of Exhibit A. Exhibit A of the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.

Section 4. Amendment of Section 12.3. Article 12, Section 12.3 of the Agreement is hereby deleted in its entirety and replaced by the following:

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“Section 12.3. Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by applicable law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof. Notwithstanding Sections 7.1(A)(8) and 14.1 hereof, the General Partner may amend Exhibit A without the direction and approval of the Board of Directors if the changes to be reflected on Exhibit A have previously been approved by the General Partner and the Board of Directors.

Section 5. Amendment of Article I. The definition of the following term contained in Article I of the Agreement is hereby deleted in its entirety and replaced by the definition below:

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time; provided, however, that, to the extent applicable in context, the term “Percentage Interest” means, as to a Partner, its interest in a specific class or series (or specified group of classes and/or series) as determined by dividing the Partnership Units of a specific class or series (or specified group of classes and/or series) owned by such Partner by the total number of Partnership Units of such specific class or series (or specified group of classes and/or series) outstanding.

Section 6. Amendment of Section 5.1. Article 5, Sections 5.1 of the Agreement is hereby deleted in its entirety and replaced by Section 5.1, below.

“Section 5.1    Requirement and Characterization of Distributions

The General Partner shall distribute at least quarterly, or more frequently if required by this Agreement, a portion of Available Cash generated by the Partnership during such quarter or shorter period, such portion as determined by the General Partner following the direction and approval of the Board of Directors, to the Partners that are Partners on the Partnership Record Date with respect to such quarter or shorter period in accordance with the following order of priority: (i) first, with respect to any Partnership Units that are entitled to any preference in distribution, in accordance with the rights of holders of such class(es) of Partnership Unit (and, within each class, among the holders of each such class, pro rata in proportion to their respective Percentage Interests of such class on such Partnership Record Date); and (ii) second, with respect to any Partnership Units that are not entitled to any preference in distribution, in accordance with the rights of holders of such class(es) of Partnership Unit (and, within each class, among the holders of each such class, pro rata in proportion to their respective Percentage Interests of such class on such Partnership Record Date); provided, that in no event may a Partner receive a distribution of

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Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been exchanged, and any such distribution shall be made to the Company. In accordance with Section 4.6(A), LTIP Unitholders shall be entitled to receive distributions pursuant to this Section 5.1 in an amount per LTIP Unit equal to distributions made per Common Unit.”

Section 7. Miscellaneous.

(a) Effect of Amendment. This Amendment is limited as specified and shall not constitute a modification, amendment or waiver of any other provision of the Agreement. Except as specifically amended by this Amendment, all other provisions of the Agreement are hereby ratified and remain in full force and effect.

(b) Single Document. From and after the date hereof, all references to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment.

(c) Severability. In the event that any provision of this Amendment or the application of any provision of this Amendment is declared to be invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) Headings. The headings in this Amendment are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

GENERAL PARTNER

NexPoint Real Estate Finance OP GP, LLC, a Delaware limited liability company

By:
Name: Dana Sprong
Title: Sole Member

[Signature Page to First Amendment

to the Amended and Restated Limited Partnership Agreement

of NexPoint Real Estate Finance Operating Partnership, L.P.]

EXHIBIT A

PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS+

(As of [•], 2020)

Name and Address of Partner	Cash Contribution	Agreed Value of Contributed Property	Total Contribution	Number of Units	LTIP Units	Percentage Interest
General Partner
NexPoint Real Estate Finance OP GP, LLC	$0	N/A	N/A	N/A	N/A	0.0%
Limited Partners
Common Units
NexPoint Real Estate Finance, Inc. Admitted Feb. 11, 2020	$92,064,484.95	N/A	$92,064,484.95	5,350,000	N/A	90.5%
The Dugaboy Investment Trust Admitted May 29, 2020	N/A	$7,000,000.00	$7,000,000.00	395,033.86	N/A	6.7%
The 83 Investment Trust Admitted May 29, 2020 pursuant to 11.3(B) of the Agreement	N/A	$2,250,000.00	$2,250,000.00	126,975.17[1]	N/A	2.1%
TwentySix Investment Trust Admitted May 29, 2020	N/A	$250,000.00	$250,000.00	14,108.35	N/A	0.2%
Highland Capital Management Real Estate Holdings II, LLC Admitted May 29, 2020	N/A	$500,000.00	$500,000.00	28,216.70	N/A	0.5%
Series A Preferred Units
NexPoint Real Estate Finance, Inc. Admitted Feb. 11, 2020	[•]	N/A	[•]	[•]	N/A	100%

+ Subject to change as a result of subsequent contributions by the Company

[1]	TwentySix Investment Trust transferred 126,975.17 Common Units to this Limited Partner effective May 29, 2020.

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ANNEX A

DESIGNATION OF THE SERIES A PREFERRED UNITS

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

Section 1. Designation and Number. A series of Preferred Units (as defined below) of NexPoint Real Estate Finance Operating Partnership, L.P., a Maryland limited partnership (the “Partnership”), designated the “[•]% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established in accordance with the terms of the Agreement. The number of authorized Series A Preferred Units shall be [•].

Section 2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Amended and Restated Limited Partnership Agreement of NexPoint Real Estate Finance Operating Partnership, L.P. (the “Partnership”), dated as of February 11, 2020 (as now or hereafter amended, restated, modified, supplemented, or replaced, the “Agreement”). The following defined terms used herein shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of NexPoint Real Estate Finance, Inc. (the “Company”) filed with the State Department of Assessments and Taxation of the State of Maryland on [•], 2020, designating the terms, rights and preferences of the Series A Preferred Stock.

“Agreement” shall have the meaning provided above.

“Base Liquidation Preference” shall have the meaning provided in Section 6(A).

“Common Stock” shall have the meaning provided in the Charter.

“Distribution Record Date” shall have the meaning provided in Section 5(A).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distributions” shall have the meaning provided in Section 6(A).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Agreement.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Return” shall have the meaning provided in Section 5(A).

“Series A Preferred Stock” shall have the meaning provided in the Charter.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(A).

“Series A Preferred Units” shall have the meaning provided in Section 1.

“Set apart for payment” shall be deemed to include (without limitation): the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, in accordance with the Agreement, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Preferred Units or Parity Preferred Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 3. Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 4. Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

Section 5. Distributions.

A. Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner in accordance with the Agreement and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of [•]% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $[•] per unit) (the “Series A Preferred Return”). Distributions on the Series A Preferred Units shall accrue and be cumulative from, but not including, the date of original issue of any Series A Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the 25th day of each January, April, July and October of each year (or, if not a Business Day (as defined below), then the next succeeding Business Day, each a “Series A Preferred Unit Distribution Payment Date’’) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on [•], 202[•]. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas or New York are authorized or required by applicable law, regulation or executive order to close. The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable Partnership Record Date (each, a “Distribution Record Date”).

B. No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Company or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by applicable law.

C. Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units will accrue whether or not the restrictions referred to in Section 5(B) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

D. Except provided in Section 5(E) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any assets be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment.

E. When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) on the Series A Preferred Units and any Parity Preferred Units, all distributions declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

F. Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

G. For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

Section 6. Liquidation Preference.

A. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash of $[•] per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not declared) to, but not including, the date of payment or the date the liquidation preference is set apart for payment (the “Liquidating Distributions”).

B. If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

C. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

D. After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

E. For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

Section 7. Optional Redemption.

A. The Series A Preferred Units are not redeemable prior to [•], 202[•], except as otherwise provided in this Section 7. On and after [•], 202[•], the Partnership, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Units, in whole or from time to time in part, for cash, at a redemption price equal to $[•] per Series A Preferred Unit, plus any accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption (the “Redemption Date”). If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot.

B. Unless full cumulative distributions on all Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series A Preferred Units shall be redeemed unless all outstanding Series A Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Units (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for units of, Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series A Preferred Units by the Partnership in connection with a redemption or purchase by the Company of Series A Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series A Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units.

C. Immediately prior to any redemption of Series A Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the Series A Preferred Units (whether or not declared) to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Series A Preferred Unit Distribution Payment Date, in which case each holder of Series A Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date (including any accumulated and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Series A Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.

D. Notice of redemption of the Series A Preferred Units shall be mailed by the Partnership to each holder of record of the Series A Preferred Units to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date at such holder’s address as the same appears on the records of the Partnership. A failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to the holder to whom notice was defective or not given. In addition to any information required by applicable law, each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of Series A Preferred Units to be redeemed; (iv) the place or places where the Series A Preferred Units are to be surrendered for payment of the redemption price; and (v) that distributions on such Series A Preferred Units to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series A Preferred Units held by such holder to be so redeemed.

E. Holders of Series A Preferred Units to be redeemed shall surrender such Series A Preferred Units at the place or places designated in such notice and, upon surrender of the units, such Series A Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions (whether or not declared) payable upon such redemption. If notice of redemption of any of the Series A Preferred Units has been given and if the assets necessary for such redemption have been set apart for payment by the Partnership for the benefit of the holders of any Series A Preferred Units so called for redemption, then from and after the Redemption Date distributions will cease to accrue on such Series A Preferred Units, such Series A Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions (whether or not declared) to, but not including, the Redemption Date; provided, however, if the

Redemption Date falls after a Distribution Record Date and prior to the corresponding Series A Preferred Unit Distribution Payment Date, each holder of Series A Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Series A Preferred Unit Distribution Payment Date.

F. Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series A Preferred Unit for each share of Series A Preferred Stock purchased in the open market, through tender or by private agreement by the Company.

G. All Series A Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be canceled with respect to each Series A Preferred Unit so redeemed in accordance with the applicable provisions of the Agreement. From and after the Redemption Date, the Series A Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Units shall cease.

H. Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series A Preferred Units at any time in connection with any redemption by the Company of the Series A Preferred Stock.

Section 8. Voting Rights.

A. Holders of the Series A Preferred Units will not have any voting or consent rights.

B. When reference is made to Percentage Interest or holdings of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, such reference will not include Series A Preferred Units, except as required by applicable law.

Section 9. Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

A. In the event that a holder of Series A Preferred Stock exercises its right to convert the Series A Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series A Preferred Units of the Partnership held by the Company shall be automatically converted into a number of Common Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the Company, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the Company to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Common Stock is effective.

B. No fractional units will be issued in connection with the conversion of Series A Preferred Units into Common Units. In lieu of fractional Common Units, the Company shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the closing price of a share of Common Stock on the date the shares of Series A Preferred Stock are surrendered for conversion by a holder thereof.

Section 10. Allocation of Net Income and Net Loss.

Article 6, Sections 6.1(A) and (B) of the Agreement are hereby deleted in their entirety and replaced by sections A and B, below:

“A. After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit B attached hereto, Net Income for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1) First, to the General Partner until the cumulative Net Income allocated to the General Partner under this Section 6.1(A)(1) equals the cumulative Net Loss allocated to the General Partner under Section 6.1(B)(3);

(2) Second, to the holders of Series A Preferred Units until the cumulative Net Income allocated to such holders under this Section 6.1(A)(2) equals the cumulative Net Loss allocated to such holders under Section 6.1(B)(2) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(3) Third, to the holders of Common Units and LTIP Units until the cumulative Net Income allocated to such holders under this Section 6.1(A)(3) equals the cumulative Net Loss allocated to such holders under Section 6.1(B)(1) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(4) Fourth, 100% to the holders of Series A Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units, until the cumulative Net Income allocated to such holders under this Section 6.1(A)(4) is equal to the excess of (x) the cumulative amount of distributions such holders have received with respect the Series A Preferred Unites (other than distributions of Base Liquidation Preference) for all Partnership Years or other applicable period or to the date of redemption, to the extent such Series A Preferred Units are redeemed during such period, over (y) the cumulative Net Profit allocated to such holders with respect to the Series A Preferred Units, pursuant to this Section 6.1(A)(4) for all prior Partnership Years or other applicable periods; and

(5) Thereafter, to the holders of Common Units and LTIP Units pro rata in accordance with their respective Percentage Interests in the Common Units.

B. After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit B attached hereto, Net Loss for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1) First, to the holders of Common Units and LTIP Units with positive balances in their Economic Capital Account Balances attributable to the Common Units and LTIP Units in accordance with such balances until their Economic Capital Account Balances attributable to the Common Units and LTIP Units are reduced to zero;

(2) Second, to the holders of the Series A Preferred Units until the Adjusted Capital Account of such holders is reduced to zero; and

(3) Thereafter, to the General Partner.

For purposes of determining allocations of Net Loss pursuant to Section 6.1(B)(1), a holder of a Profits LTIP Unit shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of Profits LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units or Capital LTIP Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units or Capital LTIP Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.”

Article 6, Section 6.1 of the Agreement is hereby amended with the addition of section C, below:

“C. It is the intention of the parties hereunder that the aggregate Capital Account balance of any holder of Series A Preferred Units in respect of its Series A Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of its Series A Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to each holder of Series A Preferred Units in respect of its Series A Preferred Units in such amounts as is required to cause the Adjusted Capital Account of such holders with respect to such Series A Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such Partner is entitled to receive pursuant to the provisions of Section 6 hereof.”

Section 11. Additional Allocation Provisions.

Section 4 of Exhibit B of the Agreement is hereby deleted in its entirety and replaced by the following:

“4.	Special Allocations in Connection with a Liquidating Event

The Partners intend that the allocation of Net Income, Net Loss and other items of income, gain, loss, deduction and credit required to be allocated to the Capital Accounts of the Partners pursuant to the Agreement will result in final Capital Account balances that will permit the amount each Partner is entitled to receive upon “liquidation” of the Partnership (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations) to equal the amount such Partner would have received if such amount was distributable pro rata in accordance with Section 5.1 of this Agreement (other than a holder of Profits LTIP Units with respect to Profits LTIP Units for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit B). Accordingly, notwithstanding the provisions of Section 6.1(A) and Section 6.1(B) of the Agreement, in the taxable year of the event precipitating a Liquidating Event and thereafter, appropriate adjustments to allocations of Net Income and Net Losses (and items thereof) to the Partners shall be made to achieve such result to the maximum extent possible; provided, however, in no event shall the balance of the Capital Account balance of a holder of Profits LTIP Units (to the extent attributable to such Profits LTIP Units) for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit B be increased to an amount excess of the balance that would result without regard to this Section 4 of this Exhibit B.”

Section 1(A) of Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the following:

“A. The Partnership shall maintain for each Partner (and, to the extent necessary to effectuate the provisions of this Agreement, for each Partner’s interest in a specific class or series (or specified group of classes and/or series)) a separate Capital Account in accordance with the rules of Regulations Section 1.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to the Agreement; and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1(A) of the Agreement and Exhibit C of the Agreement, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to the Agreement, and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1(B) of the Agreement and Exhibit C hereof.”

Section 12. Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.